Exhibit 99.1

NEWS RELEASE

For More Information Contact:
Greg Miller, Chief Financial Officer
(408) 934-3144
gregm@calmicro.com

California Micro Devices Reports March Quarter and Fiscal 2004 Results

Third consecutive profitable quarter plus record revenue in fiscal 2004

MILPITAS, Calif., — May 6, 2004 — California Micro Devices (NASDAQ: CAMD) today announced financial results for the fourth quarter of fiscal 2004, which ended March 31, 2004. Revenue was $15.8 million compared to $17.0 million in the prior quarter and $10.8 million a year ago. Fully diluted earnings were $0.08 per share compared to $0.12 in the prior quarter and a net loss of $0.22 a year ago. Fully diluted earnings for the March quarter include a one time charge of approximately $0.01 per share associated with refinancing the company’s Industrial Revenue Bonds. Gross margin for the quarter was 41 percent.

For fiscal 2004, California Micro Devices reported revenue of $59.6 million, representing an all time high and the second consecutive year in which revenue increased by more than 40 percent. Fully diluted fiscal 2004 earnings were $0.20 per share compared to a fiscal 2003 net loss of $0.44 per share.

“Strong demand leading to record revenue for our Mobile products was the key factor in achieving our third consecutive profitable quarter, capping a year in which revenue reached an all time high and we returned to profitability,” according to Robert V. Dickinson, president and CEO. “Bookings in Q4 were $16.8 million while design wins reached a record level, increasing by twenty percent sequentially. We also generated cash from operations for the third consecutive quarter. This, along with cash received from equity purchases, resulted in our ending the quarter with a balance of $20.3 million in cash and cash equivalents, up $3.7 million from $16.6 million at the end of December.”

Dickinson noted that the recent public offering of 1,300,000 shares of common stock had further strengthened the balance sheet, and that $6.6 million of the approximately $17.9 million of net proceeds have been used for repayment of debt and equipment lease obligations with the balance being available for general corporate purposes.

For the first quarter of fiscal 2005, which ends June 30, 2004, the company expects revenue to increase sequentially between 4 and 6 percent as previously indicated. Revenue from Mobile products and revenue from Computing and Consumer products are both expected to grow sequentially while revenue from Medical products is expected to be flat to slightly down. Revenue from Other products is expected to continue to decline as previously forecast. Gross margin is expected to be slightly down sequentially due primarily to a change in product mix.

Conference Call Today

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to discuss its March quarter and fiscal 2004 financial results. Within the USA, interested parties can access the conference call by dialing (800) 867-0938. International parties may gain access by dialing (303) 262-2142. No password is necessary.

Telephone replay of the conference call will be available at approximately 4:00 p.m. Pacific Time today, and continuing for one year. To access this recording from within the USA, please dial (800) 405-2236 and enter the conference pass code 578276. International callers may gain access by dialing (303) 590-3000 and entering the same pass code.

California Micro Devices Corporation • 430 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog semiconductor products for the mobile, computing and consumer electronics markets. Key products include Application Specific Integrated Passive™ (ASIP™) devices plus power management and interface ICs. Detailed corporate and product information may be accessed at www.calmicro.com.

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include our estimated revenues, both overall and in specific markets, and gross margin for the first quarter of fiscal 2005. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, demand for our customers’ products and hence our devices continuing as anticipated in various markets during the first quarter; there being little or no price erosion for our devices due to competition and second sourcing or otherwise; and our contract manufacturers and assemblers/testers continuing to make quality product in the volumes we order on time and at the same cost to us as well as other risk factors detailed in the company’s Form 8K, 10K, 10Q, and other filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as of the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

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ASIP™ is a trademark of California Micro Devices. All other trademarks are property of their respective owners.

California Micro Devices Corporation • 430 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

CALIFORNIA MICRO DEVICES CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003
Net sales	$15,837	$10,771	$59,560	$42,184
Costs and expenses:
Cost of sales	9,280	10,600	38,188	34,051
Research and development	1,291	1,020	4,554	3,719
Selling, general and administrative	3,121	2,414	11,984	10,033
Special charges	—	—	—	(193)

Total costs and expenses	13,692	14,034	54,726	47,610

Operating income (loss)	2,145	(3,263)	4,834	(5,426)
Other expense, net	416	277	1,077	1,065

Income (loss) before income taxes	1,729	(3,540)	3,757	(6,491)
Income tax expense (benefit)	(41)	—	—	—

Net income (loss)	$1,770	$(3,540)	$3,757	$(6,491)

Net income (loss) per share:
Basic	$0.09	$(0.22)	$0.21	$(0.44)

Diluted	$0.08	$(0.22)	$0.20	$(0.44)

Weighted average common shares and share equivalents outstanding:
Basic	19,610	15,861	18,061	14,717

Diluted	21,672	15,861	19,064	14,717

California Micro Devices Corporation • 430 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com• Tel: 408.263-3214 • Fax: 408.263-7846

CALIFORNIA MICRO DEVICES CORPORATION

CONDENSED BALANCE SHEETS

(amounts in thousands)

	March 31, 2004	March 31, 2003
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$20,325	$4,513
Accounts receivable, net	6,134	5,281
Inventories	6,521	3,577
Prepaids and other current assets	911	652

Total current assets	33,891	14,023
Property, plant and equipment, net	6,985	10,087
Restricted cash	—	880
Other long-term assets	229	415

Total assets	$41,105	$25,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,498	$3,195
Accrued liabilities	4,560	2,631
Deferred margin on shipments to distributors	2,459	1,873
Current maturities of long-term debt and capital lease obligations	2,568	1,603

Total current liabilities	14,085	9,302
Long-term debt and capital lease obligations, less current maturities	4,684	8,308
Other long-term liabilities	33	—

Total liabilities	18,802	17,610

Shareholders’ equity:
Common stock - no par value; 25,000,000 shares authorized; shares issued and outstanding: 19,788,088 as of March 31, 2004 and 15,881,176 as of March 31, 2003	84,991	74,240
Accumulated deficit	(62,688)	(66,445)

Total shareholders’ equity	22,303	7,795

Total liabilities and shareholders’ equity	$41,105	$25,405

California Micro Devices Corporation • 430 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846